April 18, 2005


VIA USMAIL and FAX (604) 609-0611
Mail Stop 0409

Mr. Steven Vestergaard
Chief Executive Officer and Chief Financial Officer
Destiny Media Technologies Inc.
1055 West Hastings Street, Suite 1040
Vancouver, British Columbia, Canada V6E 2E9

Re:	Destiny Media Technologies Inc.
Form 10-KSB for the year ended 8/31/2004
File No. 000-28259


Dear Mr. Vestergaard:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Kathleen Collins
Branch Chief








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